EXHIBIT 11

                       VALERO ENERGY CORPORATION AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER SHARE
                    (Thousands of Dollars, Except Per Share Amounts)

                                                              Three Months Ended
                                                                   March 31,
                                                              1994          1993

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .    $     6,283      $    15,611
   Less:  Preferred stock dividend requirements. . . .           (532)            (318)

   Net income applicable to common stock . . . . . . .    $     5,751      $    15,293

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . .     43,320,425       43,037,951

   Earnings per share assuming no dilution . . . . . .    $       .13      $       .36

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .    $     6,283      $    15,611
   Less:  Preferred stock dividend requirements. . . .           (532)            (318)
   Add:  Reduction of preferred stock dividends
      applicable to the assumed conversion of
      Convertible Preferred Stock at date of issuance.            239            -

   Net income applicable to common stock
      assuming full dilution . . . . . . . . . . . . .    $     5,990      $    15,293

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . .     43,320,425       43,037,951
   Weighted average common stock equivalents
      applicable to stock options. . . . . . . . . . .         49,013           74,687
   Weighted average shares issuable upon conversion
      of Convertible Preferred Stock . . . . . . . . .        567,271            -

   Weighted average shares used for computation. . . .     43,936,709       43,112,638

   Earnings per share assuming full dilution . . . . .    $       .14 <F1> $       .35 <F2>

<F1>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB
Opinion No. 15 because it produces an antidilutive result.

<F2>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by
APB Opinion No. 15 because it results in dilution of less than 3%.